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                                                                      EXHIBIT 99

                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                     Jacksonville, Florida 32256
                                                                  (904) 732-1000



[KOGER LOGO]                                                             NEWS


  Koger Equity Announces Dividend and the Extension of its Shareholder Rights
           Plan for an Additional 10 years through September 30, 2010


JACKSONVILLE, FLORIDA - August 17, 2000 -- Koger Equity, Inc. (NYSE:KE) announced that the Board of Directors declared a quarterly dividend of $0.35 per share to be paid on November 2, 2000, to shareholders of record on September 30, 2000.

In other action , the Board of Directors approved the extension of the Company's Shareholder Rights Plan for an additional 10 years through September 30, 2010, to protect the shareholders in the event of a hostile takeover.

Under the terms of the Plan (details of which are being filed with the Securities and Exchange Commission), the rights which were originally distributed to shareholders of record on October 11, 1990, trade together with Koger Equity common stock and are not exercisable until the happening of certain events, including acquisition of, or commencement of a tender offer for, 15 percent or more of the Company's common stock. In such event, each right entitles its holder (other than the acquiring person or bidder) to acquire additional shares of Koger Equity common stock at a 50 percent discount from the market price. The rights are redeemable under circumstances as specified in the Plan

Koger Equity is a Jacksonville, Florida-based real estate investment trust that owns and operates properties in 13 southeastern and southwestern cities.

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